Exhibit 10.32

SIMPLE AGREEMENT FOR FUTURE EQUITY (SAFE)

This SAFE is entered into as of                                             , by and between Eagle Ridge Resources, Inc., a Nevada corporation (the "Company"), and                      (the "Investor").

1. Investment Amount: The Investor agrees to invest $                    (the "Purchase Amount") in the Company under the terms of this SAFE.

2. Conversion: This SAFE will convert into common stock of the Company at the valuation equal to its go-public valuation (the “Liquidity Event”). On the completion of the Liquidity Event, the Purchase Amount will automatically convert into common stock of the Company. In the event that the Liquidity Event would result in the common stockholders of the Company having their common stock exchanged for the common stock of the public entity that is completing the transaction with the Company, instead of receiving common stock of the Company, the Investor would receive common stock of the public entity that is completing the transaction with the Company that results in the Liquidity Event (at the valuation equal to the Company’s go-public valuation).

3. Termination This SAFE will terminate upon the earlier of:

(a)	The issuance of shares to the Investor pursuant to Section 2;

(b)	The dissolution or liquidation of the Company, in which case the Investor will receive the Purchase Amount, to the extent funds are legally available.

(c)	A change of control of the Company, in which case the Investor will receive the greater of:

i.	the Purchase Amount; or

ii.	the amount payable if the SAFE had converted immediately prior to such change of control;

4. No Equity Holder Rights: This SAFE does not confer to the Investor any rights as a shareholder of the Company, including voting or information rights, until conversion in accordance with Section 2.

5. Representations and Warranties: Each party represents and warrants that it has full power and authority to enter into this SAFE and that this SAFE constitutes a valid and binding obligation.

6. Miscellaneous

(a)	Governing Law: This SAFE will be governed by and construed in accordance with the laws of the State of Nevada.

(b)	Entire Agreement: This SAFE constitutes the entire agreement between the parties and supersedes all prior agreements and understandings.

(c)	Amendments: Any amendment to this SAFE must be in writing and signed by both parties.

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IN WITNESS WHEREOF, the parties have executed this SAFE as of the date first above written.

COMPANY:

By:
Name:	Leonard Sternheim
Title:	Director

INVESTOR:

By:
Name: